                                                                     Exhibit 2.3

                            TAX ALLOCATION AGREEMENT

                                 by and between

                       ROCKWELL INTERNATIONAL CORPORATION

                                       and

                             ROCKWELL COLLINS, INC.







                                  June 29, 2001

                                TABLE OF CONTENTS

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
ARTICLE I    DEFINITIONS ........................................................................1
             1.01  General ......................................................................1
             1.02  Schedules, etc................................................................8

ARTICLE II   FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS....................................8
             2.01  Preparation of Tax Returns....................................................8
             2.02  Payment of Taxes.............................................................11
             2.03  Tax Refunds and Carrybacks...................................................14
             2.04  Allocation of Straddle Period Taxes..........................................15
             2.05  Schedule of Foreign Income Tax Returns and Payments..........................16

ARTICLE III  TAX INDEMNIFICATION; TAX CONTESTS..................................................16
             3.01  Indemnification..............................................................16
             3.02  Rockwell Collins Tax Acts....................................................18
             3.03  Notice of Indemnity..........................................................19
             3.04  Payments ....................................................................19
             3.05  Tax Contests.................................................................21

ARTICLE IV  OPTIONS; RESTRICTED STOCK; COMPENSATION PAYMENTS; INTEREST CHARGE FOR LATE
                              PAYMENTS; CURRENCY CALCULATIONS; EFFECTIVE TIME OF TRANSACTIONS...22
             4.01  Stock Options................................................................22
             4.02  Restricted Stock.............................................................24
             4.03  Compensation Payments........................................................25
             4.04  Change in Law................................................................26
             4.05  Interest Charge for Late Payments............................................26
             4.06  Currency Calculations........................................................27
             4.07  Effective Time of Transactions...............................................27

ARTICLE V    COOPERATION AND EXCHANGE OF INFORMATION............................................27
             5.01  Inconsistent Actions.........................................................27
             5.02  Ruling Request...............................................................27
             5.03  Cooperation and Exchange of Information......................................27
             5.04  Tax Records .................................................................28

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
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ARTICLE VI   MISCELLANEOUS .....................................................................28
             6.01  Entire Agreement; Construction...............................................28
             6.02  Effectiveness................................................................29
             6.03  Survival of Agreements.......................................................29
             6.04  Governing Law................................................................29
             6.05  Notices .....................................................................29
             6.06  Consent to Jurisdiction......................................................31
             6.07  Amendments ..................................................................31
             6.08  Successors and Assigns.......................................................31
             6.09  Captions; Currency...........................................................32
             6.10  Severability.................................................................32
             6.11  No Third Party Beneficiaries.................................................32
             6.12  Schedules ...................................................................32
             6.13  Termination .................................................................32
             6.14  Waivers; Remedies............................................................33
             6.15  Counterparts.................................................................33
             6.16  Performance .................................................................33
             6.17  Interpretation...............................................................33

SCHEDULE 2.01(c)               FOREIGN INCOME TAX RETURNS TO BE FILED BY
                               ROCKWELL COLLINS
SCHEDULE 2.01(g)               TAX RETURNS TO BE FILED BY NON-RESPONSIBLE PARTY
SCHEDULE 2.03(c)               CLAIMS FOR REFUND OF TAXES
SCHEDULE 3.01(a)               PRE-DISTRIBUTION TAX-FREE TRANSACTIONS
SCHEDULE 3.01(b)(v)            FOREIGN INCOME TAXES IMPOSED IN CONNECTION WITH
                               TRANSACTIONS FOR WHICH ROCKWELL COLLINS IS LIABLE
SCHEDULE 3.02(a)               ROCKWELL COLLINS TAX ACT
SCHEDULE 3.02(b)               ROCKWELL COLLINS TAX REPRESENTATION LETTER
SCHEDULE 4.01                  STOCK OPTIONS

                            TAX ALLOCATION AGREEMENT

                  TAX ALLOCATION AGREEMENT (this "AGREEMENT") dated as of June 29, 2001, by and between ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("ROCKWELL"), and ROCKWELL COLLINS, INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Rockwell ("ROCKWELL COLLINS").

                              W I T N E S S E T H :


                  WHEREAS, the Rockwell Board (as hereinafter defined) has determined that it is appropriate and desirable to distribute all outstanding shares of Rockwell Collins Common Stock (as hereinafter defined) on a pro rata basis to the holders of Rockwell Common Stock (as hereinafter defined);

                  WHEREAS, the Rockwell Board has determined that it is appropriate and desirable to effectuate the Distribution (as hereinafter defined) in a transaction that will qualify under Section 368(a)(1)(D) of the Code (as hereinafter defined) as a tax-free reorganization; and

                  WHEREAS, Rockwell and Rockwell Collins wish to provide for and agree upon the allocation between the Rockwell Tax Group (as hereinafter defined) and the Rockwell Collins Tax Group (as hereinafter defined) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined).

                  NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACTUALLY REALIZED" shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

                  "AUTOMOTIVE DISTRIBUTION" shall mean the distribution of the Meritor Automotive, Inc. common stock on a pro rata basis to holders of Rockwell Common Stock on September 30, 1997 pursuant to the Distribution Agreement by and between Rockwell and Meritor Automotive, Inc. dated September 30, 1997.

                  "AUTOMOTIVE RULING REQUEST" shall mean the private letter ruling request dated March 17, 1997 filed by Rockwell with the IRS (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the Automotive Distribution qualified for U.S. federal Income Tax purposes as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

                  "AUTOMOTIVE TRANSACTION AGREEMENTS" shall have the meaning ascribed thereto in the Distribution Agreement by and between Rockwell and Meritor Automotive, Inc. dated September 30, 1997.

                  "BOEING" shall mean The Boeing Company, a Delaware corporation.

                  "BOEING TAX GROUP" shall mean Boeing and its affiliates.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

                  "COMPENSATION PAYMENTS" shall mean all non-qualified employee benefit plan and welfare benefit plan payments made under the Employee Matters Agreement dated as of June 29, 2001 by and between Rockwell and Rockwell Collins.

                  "CONEXANT" shall mean Conexant Systems, Inc., a Delaware corporation.

                  "DISTRIBUTION" shall mean the distribution of the Rockwell Collins Common Stock on a pro rata basis to holders of Rockwell Common Stock on the Distribution Date pursuant to the Distribution Agreement.

                  "DISTRIBUTION AGREEMENT" shall mean the Distribution Agreement dated as of June 29, 2001 by and among Rockwell, Rockwell Collins and Rockwell Scientific Company, LLC.

                  "DISTRIBUTION DATE" shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of the end of the day on the Distribution Date.

                  "DISTRIBUTION TRANSACTION" shall mean any transaction undertaken in connection with the Distribution and described in the Ruling Request.

                  "FOREIGN INCOME TAX" shall mean any Income Tax other than a U.S. federal, state or local Income Tax.

                  "FOREIGN INCOME TAX RETURNS" shall mean any Income Tax Return which is not a U.S. federal, state or local Income Tax Return.

                  "INCOME TAX" shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

                  "INCOME TAX BENEFIT" shall mean for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

                  "INCOME TAX DETRIMENT" shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

                  "INCOME TAX RETURN" shall mean any Tax Return that relates to Income Taxes.

                  "INDEMNITEE" shall have the meaning set forth in Section 3.03.

                  "INDEMNITOR" shall have the meaning set forth in Section 3.03.

                  "INDEMNITY ISSUE" shall have the meaning set forth in Section 3.03.

                  "INTRAGROUP TRANSACTION" shall mean any transfer of intellectual property between members of the Rockwell Tax Group, members of the Rockwell Collins Tax Group or between a member of the Rockwell Tax Group and a member of the Rockwell Collins Tax Group which occurs on or before the Distribution Date.

                  "IRS" shall mean the Internal Revenue Service.

                  "KAISER TAX GROUP" shall mean for any taxable period (or portion thereof) ending on or before December 1, 2000 (i) K Systems, Inc., a California corporation, and (ii) any corporation or legal entity which K Systems, Inc. directly or indirectly owned on or before December 1, 2000.

                  "OLD ROCKWELL" shall mean the corporation, formerly named Rockwell International Corporation, which owned all of the Rockwell Common Stock prior to the distribution of the Rockwell Common Stock to the shareholders of such corporation on December 6, 1996.

                  "PRE-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period ending on or before the Distribution Date.

                  "POST-DISTRIBUTION TAX ACT" shall have the meaning set forth in Section 3.01(a).

                  "POST-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period beginning after the Distribution Date.

                  "POST-TAX INDEMNIFICATION PERIOD" shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.


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
                  "REVERSE TIMING DIFFERENCE" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

                  "RIGHTS" shall have the meaning ascribed thereto in the Distribution Agreement.

                  "ROCKWELL" shall have the meaning ascribed thereto in the preamble.

                  "ROCKWELL BOARD" shall mean the Board of Directors of Rockwell or a duly authorized committee thereof.

                  "ROCKWELL COLLINS" shall have the meaning ascribed thereto in the preamble.

                  "ROCKWELL COLLINS COMMON STOCK" shall mean, collectively, the Common Stock, par value $1 per share, of Rockwell Collins and the related Rights.

                  "ROCKWELL COLLINS COMMON STOCK OPTIONS" shall mean options to acquire Rockwell Collins Common Stock.

                  "ROCKWELL COLLINS GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Rockwell Collins Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options held by such individuals, (ii) who were employees of any member of the Rockwell Collins Tax Group and were not thereafter employees of any member of the Rockwell Tax Group, or (iii) who were employees of Old Rockwell and its affiliates who were engaged in the Rockwell Collins business and who retired on or before December 6, 1996 and were not thereafter employees of any member of the Rockwell Tax Group.

                  "ROCKWELL COLLINS TAX ACT" shall have the meaning set forth in
Section 3.02(a).

                  "ROCKWELL COLLINS TAX GROUP" shall mean (i) Rockwell Collins and (ii) any corporation or other legal entity which Rockwell Collins directly or indirectly owns immediately following the Distribution other than (A) any member of the Kaiser Tax Group or its business, assets or activities for any taxable period (or portion thereof) ending on or before December 1, 2000 or (B) Rockwell Scientific Company, LLC or any corporation or other legal entity which Rockwell Scientific Company, LLC directly or indirectly owns immediately following the Distribution.

                  "ROCKWELL COLLINS TAX REPRESENTATION LETTER" shall mean the letter delivered by Rockwell Collins to Rockwell on the Distribution Date, substantially in the form set forth in Schedule 3.02(b) attached hereto.

                  "ROCKWELL COMMON STOCK" shall mean the Common Stock, par value $1.00 per share, of Rockwell.

                  "ROCKWELL COMMON STOCK OPTIONS" shall mean options to acquire Rockwell Common Stock.

                  "ROCKWELL TAX GROUP" shall mean (i) Rockwell, (ii) any corporation or other legal entity which Rockwell directly or indirectly owns immediately following the Distribution (but with respect to Rockwell Scientific Company, LLC, only for any taxable period (or portion thereof) ending on or before the Distribution Date), (iii) any other corporation or other legal entity which Rockwell or Old Rockwell directly or indirectly owned at any time prior to the Distribution (but only with respect to the period such corporation or other entity was so owned by Rockwell or Old Rockwell) other than a member of the Rockwell Collins Tax Group or the Kaiser Tax Group, and (iv) solely for purposes of this Agreement and not for purposes of any other Transaction Agreement, for any taxable period up to or including December 6, 1996, Old Rockwell and any other corporation or legal entity owned by Old Rockwell other than a member of the Rockwell Collins Tax Group.

                  "RULING" shall mean the private letter ruling issued by the IRS in reply to the Ruling Request including any amendment or supplement thereto.

                  "RULING REQUEST" shall mean the private letter ruling request dated January 12, 2001 filed by Rockwell with the IRS (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the Distribution will qualify for U.S. federal Income Tax purposes as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

                  "SEMICONDUCTOR DISTRIBUTION" shall mean the distribution of the Conexant common stock on a pro rata basis to holders of Rockwell Common Stock on December 31, 1998 pursuant to the Distribution Agreement by and between Rockwell and Conexant dated December 31, 1998.

                  "SEMICONDUCTOR RULING REQUEST" shall mean the private letter ruling request dated June 29, 1998 filed by Rockwell with the IRS (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the Semiconductor Distribution qualified for U.S. federal Income Tax purposes as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

                  "SEMICONDUCTOR TRANSACTION AGREEMENTS" shall have the meaning ascribed to the phrase "Transaction Agreements" in the Distribution Agreement by and between Rockwell and Conexant dated December 31, 1998.

                  "STOCK OPTIONS" shall mean Rockwell Collins Common Stock Options or Rockwell Common Stock Options.

                  "STRADDLE PERIOD" shall mean a taxable period that includes but does not end on the Distribution Date.

                  "TAX" and "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

                  "TAX AUTHORITY" shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

                  "TAX GROUP" shall mean the Rockwell Tax Group or the Rockwell Collins Tax Group, as the case may be.

                  "TAX INDEMNIFICATION PERIOD" shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

                  "TAX RETURN" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

                  "TIMING DIFFERENCE" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

                  "TRANSACTION AGREEMENTS" shall have the meaning ascribed thereto in the Distribution Agreement.

                  Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

                  1.02 SCHEDULES, ETC. References to a "SCHEDULE" are, unless otherwise specified, to the Schedule attached to this Agreement; references to "SECTION" or "ARTICLE" are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to "SUB-SECTION" are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

                                   ARTICLE II

                FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

                  2.01  PREPARATION OF TAX RETURNS.

                  (a) UNITED STATES FEDERAL INCOME TAX RETURNS. (i) Rockwell shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which include a member of the Rockwell Tax Group which are required to be filed for any Pre-Distribution Taxable Period or Straddle Period. Rockwell Collins hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax Returns.

                  (ii) Rockwell Collins shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which include a member of the Kaiser Tax Group but which do not include a member of the Rockwell Tax Group and which are required to be filed for any Pre-Distribution Taxable Period.

                  (b) UNITED STATES STATE AND LOCAL INCOME TAX RETURNS. (i) Rockwell shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) (A) which are required to be filed for any Pre-Distribution Taxable Period which include a member of the Rockwell Tax Group or a member of the Rockwell Collins Tax Group and (B) which are required to be filed for any Straddle Period which (I) relate to a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (II) relate to members of each of the Rockwell Tax Group and the Rockwell Collins Tax Group or their respective businesses, assets or activities, or (III) relate to a member of the Rockwell Collins Tax Group for a period in which such member conducts or has conducted both a Rockwell Collins business and a non-Rockwell Collins business. Rockwell Collins hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns.

                  (ii) All U.S. state and local Income Tax Returns (including amendments thereto) which relate to a member of the Rockwell Collins Tax Group or the Kaiser Tax Group or their respective businesses, assets or activities for all Pre-Distribution Taxable Periods or Straddle Periods which are not the responsibility of the Rockwell Tax Group shall be the responsibility of the Rockwell Collins Tax Group.

                  (c) FOREIGN INCOME TAX RETURNS. (i) Rockwell Collins shall prepare and file or cause to be prepared and filed all Foreign Income Tax Returns which are required to be filed for any Pre-Distribution Taxable Period or any Straddle Period which relate to the entities set forth on Schedule 2.01(c) attached hereto. Rockwell hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell Collins as its agent to take any and all actions necessary or incidental to the preparation and filing of such Foreign Income Tax Returns.

                  (ii) Rockwell shall prepare and file or cause to be prepared and filed all Foreign Income Tax Returns (including amendments thereto) which include a member of the Rockwell Tax Group or the Rockwell Collins Tax Group which are required to be filed for any Pre-Distribution Taxable Period or any Straddle Period other than those which relate to the entities set forth on
Schedule 2.01(c) attached hereto. Rockwell Collins hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such Foreign Income Tax Returns.

                  (d) NON-INCOME TAX RETURNS. (i) All Tax Returns (including amendments thereto) which are not Income Tax Returns for all Pre-Distribution Taxable Periods and all Straddle Periods shall be the responsibility of the Rockwell

Tax Group if such Tax Returns (A) relate to a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (B) relate to members of each of the Rockwell Tax Group and the Rockwell Collins Tax Group or their respective businesses, assets or activities, or (C) relate to a member of the Rockwell Collins Tax Group for a period in which such member conducts or has conducted both a Rockwell Collins business and a non-Rockwell Collins business. Rockwell Collins hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns.

                  (ii) All Tax Returns (including amendments thereto) which are not Income Tax Returns which relate to a member of the Rockwell Collins Tax Group or the Kaiser Tax Group or their respective businesses, assets or activities for all Pre-Distribution Taxable Periods and Straddle Periods which are not the responsibility of the Rockwell Tax Group shall be the responsibility of the Rockwell Collins Tax Group.

                  (e) POST-DISTRIBUTION DATE TAX RETURNS. All Tax Returns (including amendments thereto) for all Post-Distribution Taxable Periods shall be the responsibility of the Rockwell Tax Group if such Tax Returns relate to a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, and shall be the responsibility of the Rockwell Collins Tax Group if such Tax Returns relate to a member or members of the Rockwell Collins Tax Group or their respective businesses, assets or activities.

                  (f) CONSISTENT WITH PAST PRACTICE; REVIEW BY NON-RESPONSIBLE PARTY. Unless Rockwell and Rockwell Collins otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement for Pre-Distribution Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible under this Section 2.01 for preparation of a particular Tax Return for Pre-Distribution Taxable Periods or Straddle Periods shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

                  (g) RESPONSIBILITY FOR FILING. Although, pursuant to this Agreement, Rockwell or Rockwell Collins may be responsible for filing a particular Tax Return,

Rockwell and Rockwell Collins have agreed that the actual preparation and filing of certain Tax Returns will be done by the non-responsible party. Schedule 2.01(g) attached hereto sets forth a schedule specifying such Tax Returns. Rockwell and Rockwell Collins may agree from time to time to additions to or deletions from Schedule 2.01(g).

                  2.02  PAYMENT OF TAXES.

                  (a) UNITED STATES FEDERAL INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability
(A) for all Pre-Distribution Taxable Periods of all members of the Rockwell Tax Group or the Rockwell Collins Tax Group and (B) for the Straddle Period Tax Return which includes members of the Rockwell Tax Group or the Rockwell Collins Tax Group; and

                  (ii) Rockwell Collins shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. federal Income Tax liability of all members of the Kaiser Tax Group for all taxable periods (or portions thereof) ending on or before December 1, 2000.

                  (b) UNITED STATES STATE AND LOCAL INCOME TAXES. Except as otherwise provided in this Agreement:

                  (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability (A) for all Pre-Distribution Taxable Periods of all members of the Rockwell Tax Group or the Rockwell Collins Tax Group and (B) for all Straddle Periods which relate to (I) a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (II) members of each of the Rockwell Tax Group, on the one hand, and the Rockwell Collins Tax Group, on the other, or their respective businesses, assets or activities, or (III) a member of the Rockwell Collins Tax Group for a period in which such member conducts or has conducted both a Rockwell Collins business and a non-Rockwell Collins business, provided, however, that Rockwell Collins, on behalf of the Rockwell Collins Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due, the portion of such U.S. state and local Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date which relates to a member of the Rockwell Collins Tax Group or its business, assets or activities; and

                  (ii) Rockwell Collins shall pay or cause to be paid, on a timely basis, all U.S. state and local Income Taxes (A) for all Straddle Periods which relate to a member or members of the Rockwell Collins Tax Group, their businesses, assets or activities which are not the responsibility of the Rockwell Tax Group other than any U.S. state and local Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution, and (B) for all taxable periods (or portions thereof) ending on or before December 1, 2000 which relate to a member or members of the Kaiser Tax Group .

                  (c) FOREIGN INCOME TAXES. Except as otherwise provided in this
Agreement:

                  (i) Rockwell Collins shall pay or cause to be paid, on a timely basis, all Foreign Income Taxes due with respect to the Foreign Income Tax liability for all Pre-Distribution Taxable Periods and all Straddle Periods which relate to the entities set forth on Schedule 2.01(c) attached hereto; and

                  (ii) Except as provided in Section 2.02(c)(i) above, Rockwell shall pay or cause to be paid, on a timely basis, all Foreign Income Taxes due with respect to the Foreign Income Tax liability of all members of the Rockwell Collins Tax Group or Rockwell Tax Group for all Pre-Distribution Taxable Periods and Straddle Periods, provided, however, that Rockwell Collins, on behalf of the Rockwell Collins Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due the portion of such Foreign Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date which relates to a member of the Rockwell Collins Tax Group or its business, assets or activities.

                  (d) NON-INCOME TAXES. Except as otherwise provided in this
Agreement:

                  (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the non-Income Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods which relate to (A) a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (B) members of each of the Rockwell Tax Group, on the one hand, and the Rockwell Collins Tax Group, on the other, or their respective businesses, assets or activities, or (C) a member of the Rockwell Collins Tax Group for a period in which such member conducts or has conducted both a Rockwell Collins business and a non-Rockwell Collins business, provided, however, that Rockwell Collins, on behalf of the Rockwell Collins Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due the portion of such non-Income Taxes which relates to a member of the Rockwell Collins Tax Group or the Rockwell Collins business, assets or activities for such Pre-Distribution Taxable Periods and Straddle Periods other than any such non-Income Taxes resulting from any Distribution Transaction or Intragroup Transaction; and

                  (ii) Rockwell Collins shall pay or cause to be paid, on a timely basis, all non-Income Taxes for all Pre-Distribution Taxable Periods and Straddle Periods which relate to the Rockwell Collins Tax Group or the Kaiser Tax Group business, assets or activities which are not the responsibility of the Rockwell Tax Group other than any non-Income Taxes imposed in connection with any Intragroup Transaction or the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution.

                  (e) POST-DISTRIBUTION DATE TAXES. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

                  (f) CREDIT FOR PRIOR TAX PAYMENTS. To the extent any member of a Tax Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

                  (g) RESPONSIBILITY FOR PAYMENT; NOTICE OF PAYMENT DUE. Although Rockwell or Rockwell Collins may be responsible for paying a particular Tax liability, Rockwell and Rockwell Collins may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Rockwell and Rockwell Collins may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions to or deletions from such schedule. In each case where Rockwell or Rockwell Collins, as the case may be, is required to make payment of Taxes to the other party, Rockwell or Rockwell Collins, as the case may be shall notify the other party as to the amount of Taxes due from the other party at least five days prior to the date payment (including estimated payment) is due.

                  2.03  TAX REFUNDS AND CARRYBACKS.

                  (a) RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, Rockwell shall be entitled to retain, and to receive within ten days after Actually Realized by the Rockwell Collins Tax Group, the portion of all refunds or credits of Taxes for which the Rockwell Tax Group is liable pursuant to Section 2.02 or Section 3.01(a) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f), and Rockwell Collins shall be entitled to retain, and to receive within ten days after Actually Realized by the Rockwell Tax Group, the portion of all refunds or credits of Taxes for which the Rockwell Collins Tax Group is liable pursuant to Section
2.02 or Section 3.01(b) (including all non-Income Taxes for which Rockwell Collins would have been liable pursuant to Section 2.02(d) had such non-Income Taxes been due and not paid) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f). The amount of any refund or credit of Taxes to which Rockwell or Rockwell Collins is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the Rockwell Collins Tax Group, in the case of a refund or credit to which Rockwell is entitled, or the Rockwell Tax Group, in the case of a refund or credit to which Rockwell Collins is entitled, upon the receipt of such refund or credit.

                  (b) CARRYBACKS. Unless the parties otherwise agree in writing, Rockwell Collins shall elect and shall cause each member of the Rockwell Collins Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Rockwell Collins Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Rockwell Collins Tax Group, and (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Rockwell Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Rockwell Tax Group.

                  (c) REFUND CLAIMS. Rockwell shall be permitted to file at Rockwell's sole expense, and Rockwell Collins shall reasonably cooperate with Rockwell in connection with, any claims for refund of Taxes to which Rockwell is entitled pursuant to this Section 2.03 or any other provision of this Agreement, including those described on Schedule 2.03(c). Rockwell shall reimburse Rockwell Collins for any reasonable out-of-pocket costs and expenses incurred by any member of the Rockwell Collins Tax Group in connection with such cooperation. Rockwell Collins shall be permitted to file at Rockwell Collins's sole expense, and Rockwell shall reasonably cooperate with Rockwell Collins in connection with, any claims for refunds of Taxes to which Rockwell Collins is entitled pursuant to this
Section 2.03 or any other provision of this Agreement. Rockwell Collins shall reimburse Rockwell for any reasonable out-of-pocket costs and expenses incurred by any member of the Rockwell Tax Group in connection with such cooperation.

                  2.04 ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle Period:

                  (a) Periodic Taxes. (i) The periodic Taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period; and (ii) the periodic taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

                  (b) Non-Periodic Taxes. (i) The Taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities for that portion of any Straddle Period ending on the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity ended on the Distribution Date; and (ii) the Taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the Rockwell Tax Group or the Rockwell Collins Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity began as of the day after the Distribution Date.

                  (c) The Taxes of the Rockwell Tax Group and the Rockwell Collins Tax Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Rockwell Tax Group and the Rockwell Collins Tax Group or their respective businesses, assets or activities shall be allocated between the Rockwell Tax Group, on the one hand, and the Rockwell Collins Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

                  2.05 SCHEDULE OF FOREIGN INCOME TAX RETURNS AND PAYMENTS. Following the Distribution Date, Rockwell and Rockwell Collins agree to use their best efforts to jointly prepare a schedule showing (a) each Foreign Income Tax Return required to be filed by a member of the Rockwell Tax Group and each Foreign Income Tax Return required to be filed by a member of the Rockwell Collins Tax Group for taxable periods ending after September 30, 2000 and (b) the party responsible for filing such Foreign Income Tax Returns.

                                   ARTICLE III

                        TAX INDEMNIFICATION; TAX CONTESTS

                  3.01  INDEMNIFICATION.

                  (a) ROCKWELL INDEMNIFICATION. Subject to Section 3.01(b) and
Section 3.02, Rockwell shall indemnify, defend and hold harmless each member of the Rockwell Collins Tax Group and each of their respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                  (i) all Taxes of the Rockwell Tax Group;

                  (ii) all Taxes of the Rockwell Collins Tax Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Rockwell is liable pursuant to Section 2.02;

                  (iii) all liability as a result of Treasury Regulation Section 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated Income Tax return) or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Rockwell Tax Group or with which any member of the Rockwell Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date, but only for such period during which such person is or was affiliated with a member of the Rockwell Tax Group or with which a member of the Rockwell Tax Group joins or joined (or is or was required to join) in filing any consolidated, combined or unitary Income Tax Return;

                  (iv) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Rockwell Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (v) all liability for a breach by any member of the Rockwell Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (vi) all Income Taxes and non-Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution other than any Foreign Income Taxes imposed in connection with the transactions specified on Schedule 3.01(b)(v);

                  (vii) all Taxes for which Rockwell is liable pursuant to
Section 3.02; and

                  (viii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing and subject to Section 3.01(b) and Section 3.02, Rockwell shall not indemnify, defend or hold harmless any member of the Rockwell Collins Tax Group from any liability for Taxes (other than Taxes resulting from (I) the failure of the Distribution to qualify as a reorganization described in
Section 368(a)(1)(D) of the Code, (II) the failure of the Distribution to qualify as tax-free to Rockwell or Rockwell shareowners or (III) the failure of any pre-Distribution transaction specified in Schedule 3.01(a) to be non-taxable) attributable to any action (including the making of an election under Section 338 of the Code) taken by any member of the Rockwell Collins Tax Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a "POST-DISTRIBUTION TAX ACT").

                  (b) ROCKWELL COLLINS INDEMNIFICATION. Rockwell Collins shall be liable for, and shall indemnify, defend and hold harmless each member of the Rockwell Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                  (i) all Taxes of any member of the Rockwell Collins Tax Group or the Kaiser Tax Group (other than Taxes for which Rockwell provides indemnification pursuant to Section 3.01(a));

                  (ii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Rockwell Collins Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (iii) all liability for a breach by any member of the Rockwell Collins Tax Group of any representation, warranty, covenant or obligation under this Agreement;

                  (iv) all Taxes for which Rockwell Collins is liable pursuant to Section 3.02;

                  (v) all Foreign Income Taxes imposed in connection with the transactions specified on Schedule 3.01(b)(v);

                  (vi) all Taxes attributable to a Post-Distribution Tax Act;
and

                  (vii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

                  3.02  ROCKWELL COLLINS TAX ACTS.

                  (a) Notwithstanding Section 3.01, Rockwell Collins agrees to indemnify, defend and hold harmless each member of the Rockwell Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Taxes resulting from any Rockwell Collins Tax Act which causes (i) the Distribution to fail to qualify as a reorganization described in
Section 368(a)(1)(D) of the Code, (ii) the Distribution to fail to qualify as tax-free to Rockwell or to Rockwell shareowners, or (iii) any pre-Distribution transaction specified in Schedule 3.01(a) undertaken in connection with the Distribution, the Automotive Distribution or the Semiconductor Distribution to become taxable. A Rockwell Collins Tax Act shall mean any action specified on
Schedule 3.02(a) attached hereto.

                  (b) Rockwell Collins shall, and shall cause each member of the Rockwell Collins Tax Group to, comply with and take no action inconsistent with the Rockwell Collins Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Rockwell or the advice of Chadbourne & Parke LLP or other nationally recognized tax counsel to Rockwell, which advice shall be satisfactory to Rockwell, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Rockwell or the shareowners of Rockwell. Notwithstanding Sections 3.01(b)(iii), 3.01(b)(iv) and 3.01(b)(vi), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(b) shall be as set forth in
Section 3.02(a).

                  (c) Notwithstanding the foregoing, a Rockwell Collins Tax Act shall not include any transaction or action specifically disclosed or specifically described in any of the Transaction Agreements or, except as set forth in Schedule 3.01(a) occurring on or prior to the Distribution Date, any action taken on or prior to the Distribution Date. Except as set forth in
Schedule 3.01(a), a Rockwell Collins Tax Act shall not include any action on the part of any member of the Rockwell Tax Group. Rockwell agrees to indemnify and hold each member of the Rockwell Collins Tax Group harmless from and against any Taxes resulting from the failure of the Distribution to qualify (i) as a reorganization described in Section 368(a)(1)(D) of the Code or (ii) as tax-free to Rockwell or to Rockwell shareowners, except where such failure is attributable to a Rockwell Collins Tax Act.

                  3.03 NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "INDEMNITEE") becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an "INDEMNITY ISSUE"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "INDEMNITOR") of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

                  3.04 PAYMENTS.

                  (a) TIMING ADJUSTMENTS. (i) Timing Differences. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Rockwell has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Rockwell is entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the Rockwell Collins Tax Group Actually Realizes an Income Tax Detriment, Rockwell shall pay to Rockwell Collins an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Rockwell shall be required to make under this Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Rockwell Tax Group for all taxable periods and the Rockwell Collins Tax Group for all Tax Indemnification Periods as a result of such Timing Difference. Rockwell shall make all such payments within ten days after Rockwell Collins notifies Rockwell that the relevant Income Tax Detriment has been Actually Realized.

                  (ii) Reverse Timing Differences. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Rockwell under Section 3.01 and/or a decrease in the amount of a Tax refund or credit to which Rockwell is or would otherwise be entitled under
Section 2.03, then in each Post-Tax Indemnification Period in which the Rockwell Collins Tax Group Actually Realizes an Income Tax Benefit, Rockwell Collins shall pay to Rockwell within ten days after Rockwell Collins has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit, provided, however, that the aggregate payments which Rockwell Collins shall be required to make under this Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the Rockwell Collins Tax Group and the Rockwell Tax Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

                  (b) TIME FOR PAYMENT. Except as otherwise provided in this
Section 3.04(b), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $500,000. Unless otherwise specified by the recipient for items exceeding $250,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at the effective Tax rate set forth in Section 3.04(c)) to the extent such recipient is entitled to a corresponding deduction.

                  (c) PAYMENTS NET OF TAXES AND TAX BENEFITS. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient's Tax Group arising from the incurrence or payment by such recipient's Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient's Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. In determining the amount of any such Tax benefit or Tax cost, the recipient's Tax Group shall be deemed to be subject to (A) U.S. federal Income Taxes and foreign Income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local Income Taxes at an assumed rate of five percent (tax effected at such maximum statutory U.S. federal Income Tax rate). Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient's Tax Group has Actually Realized such Tax cost or Tax benefit.

                  (d) RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

                  (e) CHARACTERIZATION OF PAYMENTS. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or return of capital), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

                  3.05 TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "RESPONSIBLE PARTY") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The

Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. Notwithstanding any other provision of this Agreement, if Rockwell has materially satisfied its obligations under this Agreement and if Rockwell Collins fails to permit Rockwell to control any audit or proceeding regarding any Indemnity Issue relating to (i) the qualification of the Distribution as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or as tax-free to Rockwell under Section 361(c) of the Code, (ii) the qualification of any transactions undertaken pursuant to the Transaction Agreements or described in the Ruling Request as transactions described in Section 355 of the Code, "reorganizations" within the meaning of Section 368(a)(1)(D) of the Code or as otherwise tax-free transactions, (iii) the qualification of any transactions undertaken pursuant to the Automotive Transaction Agreements or described in the Automotive Ruling Request as transactions described in Section 355 of the Code, "reorganizations" within the meaning of Section 368(a)(1)(D) of the Code or as otherwise tax-free transactions, or (iv) the qualification of any transactions undertaken pursuant to the Semiconductor Transaction Agreements or described in the Semiconductor Ruling Request as transactions described in Section 355 of the Code, "reorganizations" within the meaning of Section 368(a)(1)(D) of the Code or as otherwise tax-free transactions, then Rockwell shall not be liable for and shall not indemnify the Rockwell Collins Tax Group for any Tax deficiency resulting from an adverse determination of such Indemnity Issue.

                                   ARTICLE IV

   OPTIONS; RESTRICTED STOCK; COMPENSATION PAYMENTS; INTEREST CHARGE FOR LATE
        PAYMENTS; CURRENCY CALCULATIONS; EFFECTIVE TIME OF TRANSACTIONS

                  4.01  STOCK OPTIONS.

                  (a) STOCK OPTION ADJUSTMENTS. Pursuant to the terms of the Employee Matters Agreement, Rockwell Common Stock Options outstanding at the time of the Distribution will be adjusted as follows:

                  (i) Rockwell Common Stock Options held by employees of the Rockwell Collins Tax Group at the time of the Distribution (other than certain former Rockwell corporate employees who become employees of the Rockwell Collins Tax Group in connection with the Distribution) will be replaced with Rockwell Collins Common Stock Options;

                  (ii) Rockwell Common Stock Options held by active employees of the Rockwell Tax Group at the time of the Distribution (other than certain former

Rockwell corporate employees who become employees of the Rockwell Tax Group in connection with the Distribution) will remain Rockwell Common Stock Options; and

                  (iii) Rockwell Common Stock Options held by persons who, immediately after the Distribution are (A) active employees of Rockwell Scientific Company, LLC or active employees of any divested Rockwell business,
(B) former Rockwell corporate employees (including those who become employees of the Rockwell Collins Tax Group or the Rockwell Tax Group in connection with the Distribution), (C) former employees of any business of Rockwell, including former employees of the Rockwell Tax Group, the Rockwell Tax Group, Rockwell Scientific Company, LLC or any divested Rockwell business, or (D) active or former outside directors of Rockwell, will be adjusted so that following the Distribution each such holder will hold Rockwell Common Stock Options and Rockwell Collins Common Stock Options.

                  (b) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Rockwell or Rockwell Collins, or Rockwell and Rockwell Collins otherwise agree in writing, the parties agree that the Rockwell Tax Group and the Rockwell Collins Tax Group shall claim any Post-Distribution Date Tax deductions in respect of Rockwell Common Stock Options and Rockwell Collins Common Stock Options in accordance with the provisions of Schedule 4.01 and shall otherwise comply with the terms of Schedule 4.01. Any payment made by one party to the other pursuant to Schedule 4.01 shall be made on or before the due date for the U.S. federal income tax return on which such deduction is claimed in an amount equal to the product of (x) the amount of the deduction and (y) the maximum statutory U.S. federal income tax rate plus 5 percent (tax effected at the maximum statutory U.S. federal income tax rate). At the present maximum statutory U.S. federal income tax rate of 35%, the formula described above would be as follows: deduction x (35% + (5% x 65%)).

                  (c) NOTICES, WITHHOLDING, REPORTING. (i) Rockwell shall promptly notify Rockwell Collins of any post-Distribution Date event giving rise to income to any Rockwell Collins Group Employees and Former Employees in connection with the Rockwell Common Stock Options and, if required by law, Rockwell Collins shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Rockwell shall within ten days of demand thereof reimburse Rockwell Collins for all reasonable out-of-pocket expenses incurred in connection with the Rockwell Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Rockwell Collins shall use reasonable efforts to collect any such amounts required to be paid by Rockwell Collins Group Employees and Former Employees from such Rockwell Collins Group Employees and Former Employees.

                  (ii) Rockwell Collins shall promptly notify Rockwell of any post-Distribution Date event giving rise to income to any non-Rockwell Collins Group Employees and Former Employees in connection with the Rockwell Collins Common Stock Options and, if required by law, Rockwell shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Rockwell Collins shall within ten days of demand thereof reimburse Rockwell for all reasonable out-of-pocket expenses incurred in connection with the Rockwell Collins Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Rockwell shall use reasonable efforts to collect any such amounts required to be paid by non-Rockwell Collins Group Employees and Former Employees from such non-Rockwell Collins Group Employees and Former Employees.

                  (d) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of
Section 4.01(b), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the Tax deductions in respect of Rockwell Common Stock Options or Rockwell Collins Common Stock Options should have been claimed by the Rockwell Collins Tax Group or the Rockwell Tax Group, respectively, the Rockwell Collins Tax Group or the Rockwell Tax Group, respectively, shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Rockwell or Rockwell Collins, as the case may be, the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Rockwell Collins Tax Group or the Rockwell Tax Group, as the case may be.

                  4.02  RESTRICTED STOCK.

                  (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Rockwell and Rockwell Collins otherwise agree in writing, the Rockwell Tax Group (and not the Rockwell Collins Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of shares of restricted Rockwell Common Stock and restricted Rockwell Collins Common Stock issued with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date.

                  (b) NOTICES, WITHHOLDING, REPORTING. (i) Rockwell shall withhold applicable Taxes in connection with Rockwell Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date and shall pay such withheld Taxes attributable to Rockwell Collins Group Employees and Former Employees to Rockwell Collins within ten days after receipt. Rockwell Collins shall withhold applicable Taxes in connection with Rockwell Collins Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date and shall pay such withheld Taxes attributable to non-Rockwell Collins Group Employees and Former Employees to Rockwell within ten days after receipt.

                  (ii) Rockwell shall satisfy all applicable Tax reporting obligations in connection with Rockwell Common Stock and Rockwell Collins Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date to non-Rockwell Collins Group Employees and Former Employees. Rockwell Collins shall satisfy all applicable Tax reporting obligations in connection with Rockwell Common Stock and Rockwell Collins Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date to Rockwell Collins Group Employees and Former Employees.

                  (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of
Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the Tax deductions in respect of Rockwell Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date to Rockwell Collins Group Employees or Former Employees or Rockwell Collins Common Stock issued after the Distribution Date with respect to grants of restricted Rockwell Common Stock granted prior to the Distribution Date to non-Rockwell Collins Group Employees or Former Employees was not available to the Rockwell, then Rockwell Collins shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Rockwell, within ten days after such Tax deduction has been Actually Realized by Rockwell Collins, the amount of the resulting Tax benefit to Rockwell Collins.

                  4.03  COMPENSATION PAYMENTS.

                  (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Rockwell and Rockwell Collins otherwise agree in writing, (i) the Boeing Tax Group (and not the Rockwell Collins Tax Group or the Rockwell Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid to Rockwell Collins Group Employees and Former Employees who ceased employment on or before December 6, 1996 and Rockwell shall pay to Rockwell Collins the amount received from Boeing as a result of any Tax benefit realized arising in respect of such Tax deductions within ten days after such amount is received by Rockwell, (ii) the Rockwell Collins Tax Group (and not the Rockwell Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Rockwell Collins Tax Group to all other Rockwell Collins Group Employees and Former Employees, and (iii) the Rockwell Tax Group (and not the Rockwell Collins Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Rockwell Tax Group to all other Rockwell Collins Group Employees and Former Employees.

                  (b) NOTICES, WITHHOLDING, REPORTING. The party responsible for making the Compensation Payments pursuant to the Employee Matters Agreement shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all Rockwell Collins Group Employees and Former Employees.

                  (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of
Section 4.03(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Rockwell Collins Group Employees or Former Employees was not available to the party claiming the Tax deduction, then the appropriate party shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to the party which had previously claimed such Tax deduction, within ten days after such Tax deduction has been Actually Realized by the such appropriate party, the amount of the resulting Tax benefit to such appropriate party.

                  4.04 CHANGE IN LAW. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in
Article 4 of this Agreement, neither the Rockwell Collins Tax Group nor the Rockwell Tax Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.

                  4.05 INTEREST CHARGE FOR LATE PAYMENTS. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate equal to 1% per month.

                  4.06 CURRENCY CALCULATIONS. All currency calculations shall be made in accordance with Section 6.19 of the Distribution Agreement.

                  4.07 EFFECTIVE TIME OF TRANSACTION. Rockwell and Rockwell Collins agree that any transaction that, pursuant to the Distribution Agreement, is expressly effective immediately after the Time of Distribution shall be treated for federal Income Tax purposes as occurring at the beginning of the day following the Distribution Date.

                                    ARTICLE V

                     COOPERATION AND EXCHANGE OF INFORMATION

                  5.01 INCONSISTENT ACTIONS. Each party to this Agreement agrees
(i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a transaction described in Section 368(a)(1)(D) of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution receives such treatment for U.S. federal Tax purposes and
(iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Transaction Agreements.

                  5.02 RULING REQUEST. Each party hereto represents that neither it (nor any of the members of its Tax Group) will take or has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

                  5.03 COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Rockwell Collins Tax Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

                  5.04  TAX RECORDS.

                  (a) Rockwell and Rockwell Collins agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Rockwell and Rockwell Collins may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

                  (b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.04(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement, the Distribution Agreement, all other Transaction Agreements, including, without limitation, any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Transaction Agreement, the provisions of this Agreement shall control.

                  6.02 EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

                  6.03 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and will survive the Time of Distribution.

                  6.04 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  6.05 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      If to Rockwell:

                           Rockwell International Corporation
                           Firstar Center
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202

                           Attention:    Mr. Michael A. Bless
                                         Senior Vice President,
                                           Finance and Planning and
                                           Chief Financial Officer
                           Telecopy:     (414) 212-5552
                           E-mail:       mabless@corp.rockwell.com

                           with a copy to:

                           Rockwell International Corporation
                           Firstar Center
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202

                           Attention:    William J. Calise, Jr., Esq.
                                         Senior Vice President,
                                           General Counsel and
                                           Secretary
                           Telecopy:     (414) 212-5357
                           E-mail:       wjcalise@corp.rockwell.com

                  (b)      If to Rockwell Collins:

                           Rockwell Collins, Inc.
                           400 Rockwell Collins Road NE
                           Cedar Rapids, Iowa  52498

                           Attention:    Lawrence A. Erickson
                                         Senior Vice President and
                                           Chief Financial Officer
                           Telecopy:     (319) 295-3400
                           E-mail:       laericks@rockwellcollins.com
                           with a copy to:

                           Rockwell Collins, Inc.
                           400 Rockwell Collins Road NE
                           Cedar Rapids, Iowa  52498

                           Attention:
                                         Senior Vice President,
                                           General Counsel and Secretary
                           Telecopy:     (319) 295-3599

                  6.06 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (b) the U.S. District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or the breach, performance, enforcement or validity or invalidity thereof (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 6.05 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or the breach, performance, enforcement or validity or invalidity thereof herein in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or
(ii) the U.S. District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

                  6.07 AMENDMENTS. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Rockwell and Rockwell Collins.

                  6.08 SUCCESSORS AND ASSIGNS. The rights and benefits under this Agreement may not be conveyed, assigned or otherwise transferred and the duties and obligations may not be delegated by any party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                  6.09 CAPTIONS; CURRENCY. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any schedule referred to herein to dollars or "$" shall mean U.S. dollars.

                  6.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  6.11 NO THIRD PARTY BENEFICIARIES. Except for the provisions of Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of Rockwell or Rockwell Collins or of any Rockwell or Rockwell Collins subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  6.12 SCHEDULES. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

                  6.13 TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Rockwell Board without the approval of Rockwell Collins or of

Rockwell's shareowners. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

                  6.14 WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

                  6.15 COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

                  6.16 PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Tax Group.

                  6.17 INTERPRETATION. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                              ROCKWELL INTERNATIONAL CORPORATION

                              By:      /s/ William J. Calise, Jr.
                                       Name:    William J. Calise, Jr.
                                       Title:   Senior Vice President,
                                                   General Counsel and Secretary

                              ROCKWELL COLLINS, INC.

                              By:      /s/ Lawrence A. Erickson
                                       Name:    Lawrence A. Erickson
                                       Title:   Senior Vice President and
                                                   Chief Financial Officer